Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2025 FINANCIAL RESULTS

Full Year 2025 Sales Increased to $59.1 Million, Up 2.3%, Compared to $57.8 Million for the Full Year of 2024

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the year ended December 31, 2025, were $59.1 million, up 2.3% compared to $57.8 million for the year ended December 31, 2024
●	Net income for the year ended December 31, 2025, was $3.5 million, or $0.33 per diluted share, compared to $3.9 million, or $0.35 per diluted share, for the year ended December 31, 2024
●	Cash was $17.0 million and working capital was $48.5 million with no debt, as of December 31, 2025

Nogales, Arizona – March 11, 2026 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period and full year, ended December 31, 2025.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The housing market in 2025 proved to be a year of sustained challenges for single-family housing starts, which were down by 7.0% through October 2025 (the latest data available). Increased tariffs have created notable pricing and supply volatility within the market. In addition, declining builder confidence and ongoing price volatility have resulted in reduced inventory positions among our primary customers. With that said, in 2025 we outperformed the market as our core building products (housewrap and synthetic roof underlayment) were down by 3.7%, as compared to the higher percentage decrease in single-family housing starts.

Housewrap sales in 2025 outperformed the broader market by nearly 10%, with an increase of 2.3% despite a 7% decline in single-family housing starts. In 2025, due to the economic climate in the building industry, there was pricing pressure on this product line, which affected overall sales. Management expects continued growth in the housewrap category in the coming year, especially if uncertainty in the economy and housing market abates.

Sales of synthetic roof underlayment were up 6.7% through the first nine months of 2025 but ended the year down 10.6%. This can be attributed primarily to two issues: Asphalt Roofing Manufacturers Association reported a steep decline in shipments of 27.9% in the fourth quarter of 2025 compared to the same period of 2024, as well as a 10.3% decline in shipments for the full year, and the effect on results from stronger hurricanes in the fourth quarter of 2024 that did not re-occur in 2025. Despite all these factors, Alpha Pro Tech maintained market share within the roofing product line in 2025. Our domestic inventory position, customer expansion efforts, and continued investment in builder and contractor relationships mitigated the impact of market contraction, allowing us to meet customer demand while maintaining competitive positioning. We are exploring additional products in the roofing market and expect growth in 2026 in the synthetic roof underlayment category.

Sales of other woven material sales increased by $976,000, or 28.9% in 2025 compared to 2024, primarily due to increased sales to our largest customer for this product line. The Company is pursuing new opportunities for other woven material in 2026 that could improve sales.

Management remains committed to production and development of industry leading products and expects growth in the Building Supply segment in the coming year, however uncertainty in housing starts, tariffs, interest rates and the economy in general could negatively affect this segment.”

Mr. Hoffman continued, “Sales of disposable protective garments, which comprise approximately 90% of the segment, were up 12.2% in 2025. Sales started gaining significant momentum in the third quarter and continued very strong in the fourth quarter of 2025. Sales of shoe covers, lab coats, frocks, gowns and caps all grew in 2025 compared to 2024. Tariffs in 2025 created uncertainty and volatility in the marketplace, but we remained resilient and steadfast and exceeded our forecast. We plan to continue to deliver our high-quality products and remain agile to maintain our leadership position and to differentiate Alpha Pro Tech in the disposable protective garments marketplace. Management anticipates the growth trend will continue and we will work to uncover new growth opportunities in 2026.

Sales of our face mask and face shield products in 2025 were below expectation. Our inventory position and manufacturing capacity is on solid ground and a sizable percentage of our products in this category are not burdened by tariffs. We will continue our efforts to improve sales of our face mask and face shields products.

In 2025, we experienced three tariff increases on most of our products due to the implementation of the Trump administration’s tariff policies and reciprocal tariffs. Management increased selling prices in July 2025 and again in November in order to partially mitigate the impact of the first two tariffs increases, but many of the higher tariffed products remain in inventory, which we expect will have a negative effect on gross margin in the first half of 2026. As we progress into next year, gross margin should improve as we deplete our higher tariffed inventory.

On a positive note, effective February 7, 2026, the Trump administration announced that tariffs on goods from India would be reduced to 18% from 50%. These U.S. tariffs were rescinded on February 24, 2026, following a Supreme Court decision invalidating the use of International Emergency Economic Powers Act (“IEEPA”) to authorize these tariffs, but the U.S. government subsequently announced plans to implement a new “temporary import surcharge” of 15% on many of the same imports beginning February 24, 2026, under authorities provided for in Section 122 of the Trade Act of 1974. Potential refunds of tariffs paid in 2025 could have a positive effect on our results in 2026, although it is unclear what overall effect these or other tariffs will have on our products and supply chain.”

2025 Financial Results:

Consolidated sales for the three months ended December 31, 2025 increased to $13.9 million, from $13.8 million for the three months ended December 31, 2024, representing an increase of $0.1 million. This increase consisted of increased sales of $1.7 million in the Disposable Protective Apparel segment partially offset by decreased sales of $1.7 million in the Building Supply segment.

Building Supply segment sales for the three months ended December 31, 2025, decreased by $1.7 million, or 18.7%, to $7.3 million, compared to $9.0 million for the three months ended December 31, 2024. The Building Supply segment sales decrease during the three months ended December 31, 2025 was primarily due to a 54.6% decrease in sales of synthetic roof underlayment partially offset by an 1.2% increase in housewrap sales and an 81.6% increase in sales of other woven material, compared to the same period of 2024.

The sales mix of the Building Supply segment for the three months ended December 31, 2025, was approximately 28% for synthetic roof underlayment, 59% for housewrap and 13% for other woven material. This compared to approximately 48% for synthetic roof underlayment, 46% for housewrap and 6% for other woven material for the three months ended December 31, 2024.

Disposable Protective Apparel segment sales for the three months ended December 31, 2025, increased by $1.7 million, or 35.8%, to $6.6 million, compared to $4.8 million for the same period of 2024. This segment sales increase was due to a 48.0% increase in sales of disposable protective garments, partially offset by a 24.9% decrease in sales of face masks and a 15.6% decrease in face shield sales.

The sales mix of the Disposable Protective Apparel segment for the three months ended December 31, 2025, was approximately 90.2% for disposable protective garments, 7.1% for face masks and 2.7% for face shields. This sales mix is compared to approximately 82.8% for disposable protective garments, 12.8% for face masks and 4.4% for face shields for the three months ended December 31, 2024.

Consolidated sales for the year ended December 31, 2025, increased to $59.1 million, from $57.8 million for the year ended December 31, 2024, representing an increase of $1.3 million or 2.3%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $1.2 million and increased sales in the Building Supply segment of $0.1 million.

Building Supply segment sales for the year ended December 31, 2025, increased by $66,000, or 0.2%, to $36.0 million compared to $36.0 million for the year ended December 31, 2024. The Building Supply segment sales increase during the year ended December 31, 2025, was primarily due to a 2.3% increase in sales of housewrap and a 28.9% increase in sales of other woven material, partially offset by a 10.6% decrease in sales of synthetic roof underlayment as compared to the same period of 2024.

The sales mix of the Building Supply segment for the year ended December 31, 2025, was approximately 38% for synthetic roof underlayment, 51% for housewrap and 11% for other woven material. This compared to approximately 42% for synthetic roof underlayment, 49% for housewrap and 9% for other woven material for the year ended December 31, 2024.

Disposable Protective Apparel segment sales for the year ended December 31, 2025, increased by $1.2 million, or 5.7%, to $23.1 million, compared to $21.9 million, for 2024. This segment sales increase was due to a 12.2% increase in sales of disposable protective garments, partially offset by a 13.8% decrease in sales of face shields and a 38.3% decrease in sales of face masks.

The sales mix of the Disposable Protective Apparel segment for the year ended December 31, 2025, was approximately 90% for disposable protective garments, 6% for face masks and 4% for face shields. This sales mix is compared to approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields for the year ended December 31, 2024.

Gross Profit

Gross profit decreased by $0.1 million, or 1.0%, to $5.1 million for the three months ended December 31, 2025, from $5.2 million for the three months ended December 31, 2024. The gross profit margin was 37.1% for the three months ended December 31, 2025, compared to 37.6% for the three months ended December 31, 2024.

Gross profit decreased by $0.4 million, or 1.7%, to $22.5 million for the year ended December 31, 2025, from $22.9 for the year ended December 31, 2024. The gross profit margin was 38.1% for the year ended December 31, 2025, compared to 39.6% for the year ended December 31, 2024.

The gross profit margin in 2025 was negatively affected by a margin decrease primarily in the Disposable Protective Apparel segment and to a lesser degree, in the Building Supply segment. Gross profit margin has been negatively affected in 2025 primarily by increased US tariffs and higher sales rebates. In 2025, we experienced three tariff increases on most of our products due to the implementation of the Trump administrations tariff policies and reciprocal tariffs. Management increased selling prices in July and November 2025 in order to partially mitigate the impact of the first two tariffs increases, but many of the higher tariffed products remain in inventory, which we expect will have a negative effect on gross margin in the first half of 2026.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $0.4 million, or 9.6%, to $4.0 million for the three months ended December 31, 2025, from $4.4 million for the three months ended December 31, 2024. As a percentage of net sales, selling, general and administrative expenses decreased to 28.5% for the three months ended December 31, 2025, from 31.7% for the same period of 2024.

Selling, general and administrative expenses decreased by $0.8 million, or 4.5%, to $17.8 million for the year ended December 31, 2025, from $18.6 million for the year ended December 31, 2024. As a percentage of net sales, selling, general and administrative expenses decreased to 30.1% for the year ended December 31, 2025, from 32.2% for 2024. The decrease in expenses was primarily related to decreased employee compensation, commission, general factory and office expenses, and insurance expenses in the Building Supply segment.

Net Income

Net income for the three months ended December 31, 2025 was $0.7 million, compared to net income of $0.8 million for the three months ended December 31, 2024, representing a decrease of $0.1million, or 17.6%. Net income as a percentage of net sales for the three months ended December 31, 2025 was 5.1%, and net income as a percentage of net sales for the same period of 2024 was 6.1%. Basic and diluted earnings per common share for the three months ended December 31, 2025, and 2024 were $0.07 and $0.08, respectively.

Net income for the year ended December 31, 2025, was $3.5 million compared to net income of $3.9 million for 2024, representing a decrease of $0.4 million, or 9.9%. The net income decrease between 2025 and 2024 was primarily due to an increase in income from operations of $0.4 million, offset by a decrease in other income of $0.7 million and an increase in provision of income taxes by $0.1 million. The other income decrease of $0.7 million, the majority of which is not taxable, negatively impacted our net income in 2025. In addition, gross profit was adversely affected in 2025 as a result of tariffs. Net income as a percentage of net sales was 6.0% for the year ended December 31, 2025, compared to 6.8% for 2024. Basic earnings per common share for the years ended December 31, 2025 and 2024, were $0.34 and $0.35, respectively. Diluted earnings per common share for the years ended December 31, 2025 and 2024, were $0.33 and $0.35, respectively.

Balance Sheet

As of December 31, 2025, the Company had cash of $17.0 million compared to $18.6 million as of December 31, 2024. Working capital totaled $48.5 million and the Company’s current ratio was 13:1, compared to a current ratio of 16:1 as of December 31, 2024.

Inventory increased by $0.9 million or 3.8%, to $23.6 million as of December 31, 2025, from $22.7 million as of December 31, 2024. The increase was due to an increase in inventory for the Building Supply segment of $1.9 million, or 17.4%, to $12.8 million, partially offset by a decrease in inventory for the Disposable Protective Apparel segment of $1.0 million, or 8.8%, to $10.8 million.

Colleen McDonald, Chief Financial Officer, commented, “As of December 31, 2025, we had $1.4 million available for additional stock purchases under our stock repurchase program. During the year ended December 31, 2025, we repurchased 685,000 shares of common stock at a cost of $3.3 million. As of December 31, 2025, we had repurchased a total of 21.9 million shares of common stock at a cost of approximately $58.1 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies and potential countermeasures; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,988,000	$18,636,000
Accounts receivable, net	6,936,000	3,692,000
Accounts receivable, related party	1,202,000	1,202,000
Inventories, net	23,598,000	22,733,000
Prepaid expenses	3,796,000	4,376,000
Total current assets	52,520,000	50,639,000

Property and equipment, net	8,234,000	8,520,000
Goodwill	55,000	55,000
Right-of-use assets	7,775,000	8,714,000
Equity investment in unconsolidated affiliate	5,548,000	5,814,000
Total assets	$74,132,000	$73,742,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,005,000	$1,283,000
Accrued liabilities	1,088,000	947,000
Lease liabilities	965,000	893,000
Total current liabilities	4,058,000	3,123,000

Lease liabilities, net of current portion	6,917,000	7,882,000
Deferred income tax liabilities, net	679,000	503,000
Total liabilities	11,654,000	11,508,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,131,565 and 10,816,878 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	101,000	108,000
Additional paid-in capital	15,828,000	16,368,000
Retained earnings	48,496,000	47,257,000
Accumulated other comprehensive loss	(1,947,000)	(1,499,000)
Total shareholders' equity	62,478,000	62,234,000
Total liabilities and shareholders' equity	$74,132,000	$73,742,000

Consolidated Statements of Income (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net sales	$13,863,000	$13,817,000	$59,142,000	$57,840,000

Cost of goods sold, excluding depreciation and amortization	8,717,000	8,627,000	36,605,000	34,907,000
Gross profit	5,146,000	5,190,000	22,537,000	22,933,000

Operating expenses:
Selling, general and administrative	3,955,000	4,377,000	17,773,000	18,611,000
Depreciation and amortization	239,000	139,000	925,000	873,000
Total operating expenses	4,194,000	4,516,000	18,698,000	19,484,000

Income from operations	952,000	674,000	3,839,000	3,449,000

Other income (expenses):
Equity in income of unconsolidated affiliate	(123,000)	194,000	182,000	629,000
Gain on sale of asset	-	-	-	30,000
Interest income, net	164,000	212,000	648,000	912,000
Total other income, net	41,000	406,000	830,000	1,571,000

Income before provision for income taxes	993,000	1,080,000	4,669,000	5,020,000

Provision for income taxes	295,000	233,000	1,138,000	1,091,000

Net income	$698,000	$847,000	$3,531,000	$3,929,000

Basic earnings per common share	$0.07	$0.08	$0.34	$0.35

Diluted earnings per common share	$0.07	$0.08	$0.33	$0.35